Exhibit 4.37

Written Confirmation Concerning Extension of Term of Certain Agreements

Notice for Extending the Terms of Certain Agreements

To:   Beijing Blue I. T. Technologies Co., Ltd. (“Blue I. T.”)

We hereby notice you about the extension of terms of the following agreements:

1.              According to Article 2.3 of the Exclusive Technical Consultation and Training Agreement entered into by us and Blue I. T. on September 23, 2005, we hereby notify Blue I. T. that the term of such agreement shall extend for five years.

2.              According to Article 1.3 of the Exclusive Technical Support and Services Agreement entered into by us and Blue I. T. on September 23, 2005, we hereby notify Blue I. T. that the term of such agreement shall extend for five years.

3.              According to Article 7.2 of the Equipment Leasing Agreement entered into by us and Blue I. T. on September 23, 2005, we hereby notify Blue I. T. that the term of such agreement shall extend for five years.

ChinaCache Network Technology (Beijing) Co., Ltd.

Date: 2010-9-20
(seal)